UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

SWITCH & DATA FACILITIES COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if other than Registrant)

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SWITCH & DATA FACILITIES COMPANY, INC.

Notice of Annual Meeting of Stockholders

To Be Held June 19, 2007

Dear Stockholder:

On Tuesday, June 19, 2007, Switch & Data Facilities Company, Inc. (“Switch & Data”) will hold its 2007 Annual Meeting of Stockholders at the Tampa Marriott Westshore, 1001 North Westshore Boulevard, Tampa, Florida 33607. The Board of Directors cordially invites all stockholders to attend the meeting which will begin at 11:30 a.m., Eastern time.

We are holding this meeting to:

1.	Elect two Class I directors to hold office for a three-year term expiring in 2010;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered public accountants for the fiscal year ending December 31, 2007; and

3.	Attend to other business properly presented at the meeting.

Your Board of Directors has selected April 30, 2007 as the record date for determining stockholders entitled to vote at the meeting.

This proxy statement, proxy card and Switch & Data’s 2006 Annual Report to Stockholders are being mailed on or about May 11, 2007. Whether or not you plan to attend the annual meeting, please submit your proxy in any one of the following ways: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card; or (3) completing, signing, and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.

If you need further assistance, please contact Switch & Data’s Investor Relations at 866-797-2633 or 813-207-7330.

BY ORDER OF THE BOARD OF DIRECTORS

Clayton Mynard
Vice President, General Counsel and Secretary

Tampa, Florida

April 30, 2007

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because Switch & Data’s Board of Directors (the “Board”) is soliciting your proxy on behalf of Switch & Data to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and which is designed to assist you in voting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Tuesday, June 19, 2007 at 11:30 a.m., Eastern time, at the Tampa Marriott Westshore, 1001 North Westshore Boulevard, Tampa, Florida 33607.

Q:	What may I vote on?

A:	The election of two Class I directors to hold office for a three-year term expiring in 2010 and the ratification of the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered public accountants for the fiscal year ending December 31, 2007.

Q:	How does Switch & Data’s Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR each of the proposals.

Q:	Who is entitled to vote?

A:	Only those who owned Switch & Data common stock at the close of business on April 30, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to submit your proxy by either: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card; or (3) completing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the proposals.

Stockholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that the stockholder must bear.

Q:	Can I change my vote?

A:	Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by:

(1)	notifying Switch & Data’s Secretary that you have revoked your proxy;

(2)	voting in person;

(3)	returning a later-dated proxy card;

(4)	voting through the Internet at www.voteproxy.com at a later date; or

(5)	voting through the toll-free telephone number by calling 1-800-PROXIES (1-800-776-9437) at a later date.

Q:	How many shares can vote?

A:	As of the Record Date, 33,834,318 shares of Switch & Data common stock were issued and outstanding. Every holder of Switch & Data common stock is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the issued and outstanding shares of Switch & Data. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. If a broker, bank, custodian, nominee or other record holder of Switch & Data common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	What is the required vote for the proposals to pass?

A:	With regard to the proposal for the election of directors, the required vote is a plurality of the votes cast at a meeting at which a quorum is present. With regard to the proposal for the ratification of the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered public accountants for the fiscal year ending December 31, 2007, the proposal must receive the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of Switch & Data entitled to vote, present in person or represented by proxy.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Clayton Mynard, Switch & Data’s Vice President, General Counsel and Secretary and George Pollock, Jr., Switch & Data’s Senior Vice President and Chief Financial Officer, or either of them, to vote on such matters at their discretion.

Q:	How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:	If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted FOR the election of each of the nominees for director and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered accountants for the fiscal year ending December 31, 2007, and in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:	How do I vote using the telephone or the Internet?

A:	For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with American Stock Transfer & Trust Company (“AST”), Switch & Data’s transfer agent, may vote on the Internet at the following address on the World Wide Web: www.voteproxy.com. They will be required to provide the Control Numbers contained on their proxy cards. After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Votes submitted via the Internet by a registered stockholder must be received by 11:59 p.m. (Eastern Time) on June 18, 2007.

For Shares Registered in the Name of a Bank or Brokerage. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by AST for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Time) on June 18, 2007.

Stockholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the stockholder must bear.

Stockholders eligible to vote at the Annual Meeting, using a touch-tone telephone, may also vote by calling 1-800-PROXIES (1-800-776-9437)(toll free) and following the recorded instructions.

Please note that the method of voting used will not affect your right to vote in person should you decide to attend the Annual Meeting. Also, please be aware that Switch & Data is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet Service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

Q:	When are the stockholder proposals for the next Annual Meeting of Stockholders due?

A:	All stockholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607, no earlier than November 13, 2007 and no later than January 12, 2008. In addition, the proxy solicited by the Board for the 2008 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 27, 2008.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies, except for costs associated with individual stockholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

PROPOSALS ON WHICH YOU MAY VOTE

PROPOSAL 1. ELECTION OF DIRECTORS

The Board currently has six directors who are divided into three classes serving staggered three-year terms. The current terms of the three classes of directors expire in 2007 (Class I directors), 2008 (Class II directors), and 2009 (Class III directors). At the Annual Meeting, you and the other stockholders will elect two individuals to serve as directors until the 2010 Annual Meeting. The Board has nominated William Luby and Kathleen Earley, who are both current members of the Board, to stand for re-election at the Annual Meeting for Class I director seats. Pursuant to the NASDAQ listing standards and SEC rules, the Board determined that Mr. Luby and Ms. Earley are independent. Detailed information on each nominee is provided on pages 11 through 13.

The individuals named as proxies will vote the enclosed proxy for the election of William Luby and Kathleen Earley unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

Vote Required

The two nominees for election as Class I directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the two nominees for Class I directors who receive the most votes will be elected. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

Information About the Board of Directors and Committees

The Board has determined that the following members of the Board are independent pursuant to Rule 4200(a)(15) of the NASDAQ listing standards and SEC rules: M. Alex White, Arthur Matin, Kathleen Earley, George Kelly and William Luby. The Board has determined that Keith Olsen, who is a Switch & Data officer, is not independent.

The Board met nine times during 2006. Each director attended at least 75 percent of the aggregate of (a) the total number of meetings of the Board held during the period when he or she was a director; and (b) the total number of meetings held by all committees of the Board on which he or she served during the period when he or she was a director.

Prior to Switch & Data’s initial public offering, the Board did not have a policy encouraging directors to attend Annual Meetings. Now that Switch & Data is a publicly-traded company, the Board encourages, but does not require, all directors and director nominees to attend the Annual Meeting.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Board may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and Switch & Data’s amended certificate of incorporation and amended and restated by-laws.

Audit Committee

Our Audit Committee consists of M. Alex White, Arthur Matin and George Kelly. Mr. White acts as the chairman of the Audit Committee. Mr. White and Mr. Matin are “independent” as defined under and required by the federal securities laws and The Nasdaq Marketplace Rules, and the Board has determined that Mr. White is an “audit committee financial expert,” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934. Within one year of the effectiveness of Switch & Data’s registration statement, the Board intends that the Audit Committee will be fully independent as required by the federal securities laws and The Nasdaq Marketplace Rules. The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, approval of the Audit Committee is required prior to our entering into any related-party transaction. It is also responsible for “whistle-blowing” procedures and certain other compliance matters.

The Audit Committee met three times during 2006, and its charter can be located on our website at www.switchanddata.com.

Compensation Committee

Our Compensation Committee consists of Arthur Matin, William Luby and George Kelly, each of whom is independent within the meaning of Rule 4200(a)(15) of The Nasdaq Marketplace Rules. Mr. Matin acts as the chairman of the Compensation Committee. The Compensation Committee reviews, and makes recommendations to the Board regarding the compensation and benefits of Switch & Data’s executive officers. The Compensation Committee also administers the issuance of stock options and other awards under Switch & Data’s stock plans and establishes and reviews policies relating to the compensation and benefits of Switch & Data’s employees and consultants. The Compensation Committee is authorized by its charter to form and delegate authority to subcommittees when appropriate. See “Compensation Discussion and Analysis” and “Compensation Committee Report.”

The Compensation Committee met two times during 2006, and its charter can be located on our website at www.switchanddata.com.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee establishes procedures for the nominating process, recommends candidates for election to the Board and nominates officers for election by the Board. This Committee’s purpose is also to encourage and enhance communication among independent directors.

The current members of the Corporate Governance and Nominating Committee are Arthur Matin, Kathleen Earley, M. Alex White, George Kelly and William Luby, each of whom is independent within the meaning of Rule 4200(a)(15) of The Nasdaq Marketplace Rules. Mr. Luby acts as the chairman of the Corporate Governance and Nominating Committee. As set forth in the general guidelines established pursuant to its charter, the Corporate Governance and Nominating Committee strives for directors who will (a) bring to the Board a variety of experience and backgrounds, (b) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness and (c) represent the balanced, best interests of our stockholders as a whole. In selecting nominees, the Corporate Governance and Nominating Committee assesses independence, character and integrity, potential conflicts of interest, experience, and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Corporate Governance and Nominating Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

The Corporate Governance and Nominating Committee will consider nominees for the Board that are proposed by our stockholders. The same identifying and evaluating procedures will apply to all candidates for director nomination, including candidates submitted by stockholders. Any stockholder who wishes to recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration may do so by providing the candidate’s name and qualifications in writing to Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607. The Corporate Governance and Nominating Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Corporate Governance and Nominating Committee and by the Board.

The Corporate Governance and Nominating Committee met two times during 2006, and its charter can be located on our website at www.switchanddata.com.

Communications with Board of Directors

Stockholders may communicate with the full Board or individual directors by submitting such communications in writing to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Tampa, Florida 33607. Such communications will be delivered directly to the Board.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee do not have any interlocking relationships as defined under SEC regulations.

Code of Ethics

Switch & Data has adopted a Code of Ethics, that is applicable to all directors, executive officers, and employees. Such Code of Ethics can be located on our website at www.switchanddata.com.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP to audit the financial statements of Switch & Data for the fiscal year ending December 31, 2007, and to perform other appropriate services, subject to ratification by stockholders. PricewaterhouseCoopers LLP has audited the financial statements of Switch & Data (and Switch & Data’s predecessor entity, the “Predecessor”) since the period ended December 31, 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Vote Required

The appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered public accountants for the fiscal year ending December 31, 2007 will be subject to ratification by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of Switch & Data entitled to vote thereon, present in person or represented by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS SWITCH & DATA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

AUDIT COMMITTEE REPORT

Switch & Data Facilities Company, Inc.’s Audit Committee is composed of three directors, two of which the Board has determined to be independent for purposes of both Rules 4200(a)(15) and 4350(d) of Nasdaq’s listing standards and SEC rules. Within one year of the effectiveness of Switch & Data’s registration statement, the Board intends that the Audit Committee will be fully independent as required by the federal securities laws and The Nasdaq Marketplace Rules. The Audit Committee operates pursuant to the Audit Committee Charter posted on Switch & Data’s website (www.switchanddata.com).

With respect to Switch & Data’s 2006 fiscal year, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Switch & Data Facilities Company, Inc.’s management;

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1; and

4. Based on the review and discussions referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Switch & Data Facilities Company, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing its oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions do not ensure that the audit of Switch & Data’s financial statements has been carried out in accordance with generally accepted auditing standards (GAAS) or that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America (GAAP).

Submitted by the Audit Committee

M. Alex White (Chairman)

Arthur Matin

George Kelly

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

INDEPENDENT AUDITORS

Switch & Data’s consolidated financial statements for the year ended December 31, 2006 have been audited by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has also been selected, subject to ratification by stockholders, to audit Switch & Data’s consolidated financial statements for the year ending December 31, 2007, and to provide review services for each of the quarters in the year ending December 31, 2007. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders in order to respond to appropriate questions and to make any other statement deemed appropriate.

Aggregate fees for professional services rendered for Switch & Data and the Predecessor, collectively, by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2005 and 2006, were:

	December 31,
	2005	2006
Audit Fees	$210,634	$1,815,099
Audit Related Fees	0	0
Tax Fees	336,105	244,019
All Other Fees	1,690	1,690

Total Fees	$548,429	$2,060,808

The Audit Fees for the years ended December 31, 2005 and 2006, respectively, were for professional services rendered for the audits of the consolidated financial statements of Switch & Data and the Predecessor, collectively, consents, income tax provision procedures, comfort letters and assistance with review of documents filed with the SEC (including Switch & Data’s S-1 Registration Statement).

Tax Fees as of the years ended December 31, 2005 and 2006, respectively, were for services related to tax compliance, including the preparation of tax returns; and tax planning and tax advice, including assistance with tax audits and appeals.

All Other Fees were incurred as of the years ended December 31, 2005 and 2006, respectively, were for accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Switch and Data’s Audit Committee adopted pre-approval policies and procedures for audit and non-audit services during the fiscal year 2006. All audit and permitted non-audit services are approved in advance by Switch & Data’s Audit Committee to assure that the services do not impair the independence of Switch & Data’s independent accountants.

During fiscal year 2006, all services were pre-approved by the Audit Committee in accordance with this policy.

STOCK OWNERSHIP

The following table sets forth, as of April 30, 2007, certain information with respect to shares beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of Switch & Data’s outstanding shares of common stock, (ii) each of Switch & Data’s directors, (iii) each of Switch & Data’s executive officers, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Switch & Data Facilities Company, Inc., 1715 N. Westshore Boulevard, Suite 650, Tampa, Florida, 33607.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Total
Keith Olsen (1)	904,060	3%
William Luby (2)(3)	5,446,612	16%
George Pollock, Jr.	251,955	*
William Roach (4)	219,068	*
Charles Browning	75,107	*
George Kelly (5)(6)	6,827,035	20%
Kathleen Earley (7)	65,516	*
Arthur Matin (8)	61,482	*
M. Alex White (9)	5,000	*
Ali Marashi	—	0%
Ernest Sampera (10)	98,355	*
All directors and executive officers as a group (11 persons)	13,954,190	40%

The CapStreet Group (6)	6,822,035	20%
Seaport Capital (3)	5,441,612	16%

*	less than 1%

(1)	Includes 904,060 options that are exercisable within 60 days of April 30, 2007.

(2)	Includes 5,000 options that are exercisable within 60 days of April 30, 2007.

(3)	The shares beneficially owned by “Seaport Capital” include 3,218,627 shares (9.5%) owned of record by Seaport Capital Partners II, L.P. (“Seaport Partners”), 68,232 shares (0.2%) owned of record by Seaport Investments, LLC (“Seaport Investments”), 1,646,745 shares (4.9%) owned of record by CEA Capital Partners USA, LP (“CEA”) and 508,008 shares (1.5%) owned of record by CEA Capital Partners USA CI, LP (“CEA CI”). The general partner of Seaport Partners is CEA Investment Partners II, LLC. CEA Investment Partners II, LLC is controlled by Seaport Associates, LLC, which is controlled by William Luby and James Collis. Seaport Investments is controlled by Mr. Luby and Mr. Collis. CEA and CEA CI are each controlled by CEA Investment Partners, L.P. which is controlled by CEA Capital Corp. CEA Capital Corp. is controlled by J. Patrick Michaels, Jr. Mr. Luby, Mr. Collis and Mr. Michaels each disclaim beneficial ownership of these shares, except to the extent of their respective pecuniary interests therein. Each entity has an address of c/o Seaport Capital, 199 Water Street, 20th Floor, New York, NY 10038.

(4)	Includes 31,302 options that are exercisable within 60 days of April 30, 2007.

(5)	Includes 5,000 options that are exercisable within 60 days of April 30, 2007.

(6)	The shares beneficially owned by “The CapStreet Group” include 4,814,563 shares (14.2%) owned of record by CapStreet II, L.P. (“CapStreet II”), 589,409 shares (1.7%) owned of record by CapStreet Parallel II, L.P. (“CapStreet Parallel”), 1,417,649 shares (4.2%) owned of record by CapStreet Co-Investment II-A, L.P. (“CapStreet Co-Investment” and collectively with CapStreet Parallel, the “CapStreet Entities”) and 414 shares (less than 1%) owned of record by The CapStreet Group, LLC. The CapStreet Group, LLC, is (i) the general partner of CapStreet GP, II, L.P. which is the general partner of CapStreet II, and (ii) the general partner of each of the CapStreet Entities. Mr. Kelly, as a Managing Director of The CapStreet Group, LLC, may be deemed to be the beneficial owner of these shares. Mr. Kelly disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Each entity has an address of 600 Travis Street, Suite 6110, Houston, Texas 77002.

(7)	Includes 65,516 options that are exercisable within 60 days of April 30, 2007.

(8)	Includes 61,482 options that are exercisable within 60 days of April 30, 2007.

(9)	Includes 5,000 options that are exercisable within 60 days of April 30, 2007.

(10)	Includes 98,355 options that are exercisable within 60 days of April 30, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons holding more than ten percent of Switch & Data’s common stock to file reports of ownership, and changes in ownership, of Switch & Data’s common stock with the SEC. The directors, officers and ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that all directors, executive officers and persons holding more than ten percent of Switch & Data’s common stock were in compliance with their filing requirements.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers as of April 30, 2007 are as follows:

Name	Positions and Offices Held	Age	Year First Became a Director(1)
Keith Olsen	Chief Executive Officer, President, Director	50	2004
William Luby	Chairman of the Board of Directors	47	1999
George Pollock, Jr.	Senior Vice President, Chief Financial Officer	40	—
William Roach	Senior Vice President of Sales	63	—
Charles Browning	Vice President of Operations	60	—
George Kelly	Director	57	1999
Kathleen Earley	Director	55	2003
Arthur Matin	Director	50	2003
M. Alex White	Director	55	2006
Ali Marashi	Vice President of Engineering and Chief Information Officer	38	—
Ernest Sampera	Senior Vice President of Marketing	46	—

(1)	This column provides the date when each of our directors was appointed to the Predecessor’s board of directors. Each of these directors was appointed to Switch & Data’s Board of Directors in 2006.

Mr. Luby and Ms. Earley are Class I directors. At the annual meeting of stockholders in 2007, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. Messrs. Kelly and Matin are Class II directors. At the annual meeting of stockholders in 2008, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. Messrs. Olsen and White are Class III directors. At the annual meeting of stockholders in 2009, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Keith Olsen, Chief Executive Officer, President and Director. Mr. Olsen was appointed as our President and Chief Executive Officer and as a member of our Board of Directors in February 2004. Prior to joining us, Mr. Olsen served as Vice President of at&t, where he was responsible for indirect sales and global sales channel management from May 1993 to February 2004. From 1986 to 1993, Mr. Olsen served as Vice President of Graphnet, Inc., a provider of integrated data messaging technology and services. Mr. Olsen holds a bachelor’s degree from the State University of New York, Geneseo.

William Luby, Chairman. Mr. Luby was appointed as the Chairman of our Board of Directors in February 1999. Since October 1996, Mr. Luby has served as the Managing Partner of Seaport Capital and its predecessor companies. Mr. Luby currently serves as a director of Southeast Towers, Elias Arts, Manadalay Baseball and several other privately held companies. Mr. Luby holds a bachelor’s degree from Trinity College and an MBA from The Fuqua School of Business at Duke University.

George Pollock, Jr., Senior Vice President and Chief Financial Officer. Mr. Pollock has served as our Chief Financial Officer since May 2001 and as a Senior Vice President since January 2003. From August 1999 to May 2001, Mr. Pollock served as our Vice President of Finance. Prior to joining us, Mr. Pollock served as Chief Financial Officer of the Merchant Banking Division of Communications Equity Associates (CEA), an international investment and merchant bank specializing in the media, communications and Internet industries, from January 1997 to August 1999. Mr. Pollock holds a bachelor’s degree and a master’s degree in accounting from the University of Florida.

William Roach, Senior Vice President of Sales. Mr. Roach has served as Senior Vice President of Sales since November 2003. Prior to joining us, Mr. Roach served as Interim Chief Executive Officer of SonicWall, Inc., a provider of integrated Internet security appliances, from May 2002 to October 2003. From July 1999 until November 2001, Mr. Roach served as Chief Operating Officer and Chief Executive Officer of PCTEL, Inc., a provider of wireless connectivity products and test tools to cellular carriers, wireless Internet providers, personal computer original equipment manufacturers and wireless equipment manufacturers. Prior to his service at PCTEL, Inc., Mr. Roach held a variety of executive level business and sales positions at Maxtor Corporation, Wyle Corporation, Quantum Corporation and Intel Corporation. During his 13 year tenure at Intel, Mr. Roach held a variety of positions in general management, sales and marketing. Mr. Roach holds a bachelor’s degree from Purdue University.

Charles Browning, Vice President of Operations. Mr. Browning has served as Vice President of Operations since December 2000. Prior to being our Vice President of Operations, Mr. Browning served as our Director of Operations from March of 2000 to November of 2000. Before joining us, Mr. Browning served as Director, Americas Telecom Solutions for TCSI Corporation from 1999 to 2000, as Vice President, North American Operations—Communications Market Sector Group from 1997 to 1998 and Principal, Communications Market Sector from 1995 to 1997 for Unisys Corporation, and Managing Director, Manhattan Operations for NYNEX Corporation from 1991 to 1995. Mr. Browning holds a bachelor’s degree from the State University of New York.

George Kelly, Director. Mr. Kelly has served as a member of our Board of Directors since February 1999. Since June 1990, Mr. Kelly has served as Chairman of The CapStreet Group. Mr. Kelly currently serves as a director of Jackson Products, Inc., Sprint Industrial Holdings, LLC, Warren Alloy, Inc. and several other privately held companies. Mr. Kelly holds a bachelor’s degree from Union College and an MBA from the Amos Tuck School of Business at Dartmouth College.

Kathleen Earley, Director. Ms. Earley has been a member of our Board of Directors since September 2003. Since November 2004, Ms. Earley has served as President and Chief Operating Officer of TriZetto, a healthcare technology provider. From 1994 to 2001, Ms. Earley served as Senior Vice President of Enterprise Networking and Chief Marketing Officer of at&t. She currently serves as a director of Vignette Corporation and Digital Realty Trust. Ms. Earley holds a bachelor’s degree and an MBA from the University of California, Berkeley.

Arthur Matin, Director. Mr. Matin has been a member of our Board of Directors since November 2003. Since January 2007, Mr. Matin has served as President and Chief Executive Officer of TouchTunes Music Corporation, a supplier of digital-downloading jukeboxes and music services to North America’s coin-machine operators and distributors. From March 2006 to September 2006, Mr. Matin served as President and Chief Executive Officer of Softricity, Inc., a provider of application virtualization and on-demand delivery services. From March 2004 to July 2005, Mr. Matin served as the Executive Vice President of Worldwide Sales for Veritas Software Corporation, a provider of storage and security software. From November 2001 to February 2004, Mr. Matin served as President of McAfee Security for Network Associates, Inc., a supplier of network security and management software. From January 2000 to November 2001, Mr. Matin served as Senior Vice President of Sales and Marketing of CrossWorlds Software, Inc., a provider of enterprise application integration software. Prior to joining CrossWorlds Software, Inc., Mr. Matin managed U.S. and international sales operations at IBM for 19 years, most recently as Vice President of the Industrial Sector for the Americas.

M. Alex White, Director. Mr. White has been a member of our Board of Directors since October 2006. Since February 2005, Mr. White has independently consulted with various companies regarding finance and accounting matters. From 1977 through January 2005, Mr. White was a practicing certified public accountant and, beginning in 1987, a partner with Deloitte & Touche LLP. Mr. White’s practice focused on public companies, including initial and secondary public offerings, annual and periodic public reporting, board and audit committee presentations and Sarbanes-Oxley compliance. Mr. White currently serves as a director of Coast Financial Holdings, Inc. and is Chairman of its Audit Committee.

Ali Marashi, Vice President of Engineering and Chief Information Officer. Mr. Marashi has served as Vice President of Engineering and Chief Information Officer since August 2005. Prior to joining us, Mr. Marashi served as Chief Technology Officer of Internap Network Services, where he was responsible for technology direction and development, network operations and carrier relations from March 2000 to June 2005. From July 1997 to March 2000, Mr. Marashi served as Network Engineer for Networks and Distributed Computing at the University of Washington. Mr. Marashi holds a bachelor’s degree from the University of Washington.

Ernest Sampera, Senior Vice President of Marketing. Mr. Sampera has served as Senior Vice President of Marketing since August 2004. Prior to joining us, Mr. Sampera served as Vice President of Channel Marketing for at&t Business Services, where he was responsible for centralizing at&t’s Business Sales Channel Marketing business unit from 2000 to 2003. Prior to at&t, Mr. Sampera held executive sales, marketing and management information systems positions with IBM, UNISYS and the American Medical Association. Mr. Sampera holds a bachelor’s degree in finance from the University of Akron.

COMPENSATION DISCUSSION AND ANALYSIS

Primary Objective of Compensation

Our executive compensation program is designed to attract, retain and motivate our executive officers in a manner that is tied to the achievement of our overall operating and financial goals. One of our primary goals is to increase our overall equity value. With this goal in mind, our compensation program provides our management with the incentive to increase our revenues and earnings before interest, taxes, depreciation and amortization, or EBITDA. In addition, we intend for our compensation program to: (i) compensate our executives on a level that is competitive with companies comparable to us; (ii) align the economic interests of our executive officers as closely as possible with our stockholders and (iii) maintain a level of internal consistency and equity by paying higher amounts of compensation to our more senior executive officers.

Specifically, our executive compensation program in 2006 consisted of two primary elements: base salary and annual cash performance bonuses (which are disclosed in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column). In addition, while we did not grant any stock option awards in 2006 due to the pendency of our public offering, stock option awards have at times historically been an element of our compensation program, and we expect they will be an element of our post-offering compensation program as a public company. In addition to these primary elements, we have provided, and will continue to provide, our executive officers with certain benefits, such as healthcare plans, that are available to all employees.

We currently believe that it is in the best interests of our stockholders and our executive officers that our compensation program, and each of its elements, remain fairly simple and straightforward. This relative simplicity should reduce the time and cost involved in setting our compensation policies and calculating the payments under such policies, along with increasing the transparency of, and thus furthering our investors’ understanding of, such policies.

While our Compensation Committee reviews the total compensation paid to each of our executive officers, we view each element of our compensation program to be distinct. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation. We determine the appropriate levels of our total compensation, and each compensation element, based on several factors, such as an informal benchmarking of our compensation levels to those paid by comparable companies, our overall performance, each individual executive officer’s performance, the desire to maintain internal equity and consistency among our executive officers and other considerations that we deem to be relevant. We have not currently adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

Currently, our Compensation Committee is responsible for reviewing the overall goals and objectives of Switch & Data’s executive compensation programs, as well as our compensation elements and plans, and making any changes to such goals, objectives and plans. In addition, our Compensation Committee is responsible for evaluating the performance of each of our executive officers, approving the compensation level of each of our executive officers, establishing criteria for granting stock options to our executive officers and other employees and approving such stock option grants. Our Compensation Committee is expected to perform each of these tasks annually, and may, in its discretion, solicit the input of any of our executive officers, any of our other employees or any other independent consultant or advisor.

Compensation Components

Base Salary. The base salaries paid to our executive officers are established based on the scope of their responsibilities, taking into account the compensation paid by other companies with which we believe we compete for executives. Some of these base salaries are mandated by employment agreements with our executive officers (for a description of these agreements, please see the section below titled “Employment Agreements”).

We believe that our base salaries are an important element of our executive compensation program because they provide our executive officers with a steady income stream that is not contingent upon our overall performance. We annually review our base salaries, and may adjust them from time to time based on market trends, along with the applicable executive officer’s responsibilities, performance and experience.

Annual Bonus. We utilize annual incentive cash bonuses to reward each of our named executive officers (except, as discussed below, William Roach) when we achieve certain company-level financial objectives and the applicable executive officer achieves certain individual performance objectives (each set of objectives is measured on an annual basis). Our company-level financial objectives involve our achievement of certain revenue and adjusted EBITDA target goals. Upon our achievement of these targets: (i) our bonus pool is funded, with the level of funding of the bonus pool dependent on our levels of revenue and adjusted EBITDA above those targets and (ii) from this bonus pool, we pay each of our executive officers a bonus equal to a percentage of each of their respective annual salaries, with the percentages particular to each individual executive officer and also dependent on our levels of revenue and adjusted EBITDA.

Our annual cash bonuses, as opposed to our equity grants, are designed to more immediately reward our executive officers for their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives, and thus our company-level objectives. Thus, we believe our cash bonuses are an important motivating factor for our executive officers, in addition to being a significant factor in attracting and retaining our executive officers.

We believe it is more appropriate to tie the annual bonus of William Roach, our Senior Vice President of Sales, to his revenue-generating efforts rather than to the company-level financial objectives used to determine the bonus pool for our other named executive officers. For this reason, we pay him an annual sales commission rather than the bonus discussed above for other named executive officers. Unlike our other named executive officers, Mr. Roach’s sales commission “bonus” is included in the “Summary Compensation Table” under the “Salary” column rather than the “Non-Equity Incentive Plan Compensation” column.

Long-Term Incentive Program. In prior years, we have awarded certain equity grants to our executive officers, and we plan to continue to award equity grants in the future. We did not award any equity grants in 2006 due to the pendency of our public offering. Our prior equity incentive plans, along with the plan that we adopted in 2007, are described below. As part of 2007 compensation, we granted stock options, which will vest ratably over four years based on continued employment, to our executives.

We believe that equity grants provide our executive officers with a strong link to our long-term performance, create an ownership culture and closely align the interests of our executive officers and our stockholders. In addition, the vesting feature of our equity grants should aid officer retention because this feature provides an incentive to our executive officers to remain in our employ during the vesting period. In determining the size of equity grants to our executive officers, our Compensation Committee considers our company-level performance, the applicable executive officer’s performance, comparative share ownership of our competitors, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards and the recommendations of management and any other consultants or advisors that our Compensation Committee may choose to consult.

We currently do not have any formal plan requiring us to grant, or not to grant, equity compensation on specified dates. Because prior to February 2007, we were a private company, we have not previously awarded equity grants in connection with the release, or the withholding, of material non-public information. We intend to ensure that we do not award equity grants in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant.

We do not currently have any equity ownership guidelines for our executive officers.

2007 Stock Incentive Plan. We have adopted a 2007 Stock Incentive Plan. Eligible participants in the 2007 Stock Incentive Plan include our employees, consultants and non-employee directors. The 2007 Stock Incentive Plan provides for the granting of both incentive and nonqualified stock options, as well as restricted stock, stock appreciation rights and other stock-based awards. The 2007 Stock Incentive Plan has a total of 5,132,542 shares reserved for grant, of which 1,193,021 options have been granted. Of such options, 1,093,021 were granted to our employees and have an exercise price of $17.00, with a ten year contractual term, vesting 25% each year over the next four years. The remaining 100,000 options were granted to non-employee directors, where 25,000 of such options have an exercise price of $17.00, with a ten year contractual term, vesting immediately, and 75,000 of such option have an exercise price of $17.00, with a ten year contractual term, vesting 25% each year over the next four years. Future awards issued under the 2007 Stock Incentive Plan will likewise be subject to a time-based or performance-based vesting schedule determined at the time of grant. Generally, the exercise price of options granted under the 2007 Stock Incentive Plan will be required to be at least equal to the fair market value of shares of our common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted will be required to equal at least 110% of the fair market value on the grant date and the maximum term of the option will be required to not exceed five years. The term of all other options under the 2007 Stock Incentive Plan will be required to not exceed ten years.

At the consummation of our corporate reorganization, the outstanding options to purchase our Predecessor’s common stock, which were granted under the Predecessor’s 2001 Stock Incentive Plan, were cancelled and are no longer outstanding. Outstanding options granted under the Predecessor’s 2003 Stock Incentive Plan to purchase our Predecessor’s Series D-2 preferred stock have been replaced by new options under Switch & Data’s 2007 Stock Incentive Plan to purchase Switch & Data’s common stock on the same terms and conditions as were applicable under the Predecessor’s stock option. The strike price and number of options were modified only to maintain the fair value of the options before and after the modification.

Severance and Change of Control Arrangements. As discussed in more detail in the “Employment Agreements” section below, our executive officers are entitled to certain benefits upon the termination of their respective employment agreements. The severance agreements are intended to mitigate some of the risk that our executive officers may bear in working for a developing company such as ours.

Other Compensation. Our executive officers currently are entitled to participate in our health, life and disability insurance plans and our 401(k) plan to the same extent that our employees are entitled to participate.

2006 Summary Compensation Table

The following table summarizes, for the fiscal year ended December 31, 2006, the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our four other executive officers serving in such capacity as of December 31, 2006.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Keith Olsen Director, CEO & President	2006	350,000		60,376	112,000	7,914	530,290

George Pollock Senior Vice President & CFO	2006	219,615		3,672	77,000	7,675	307,962

William Roach Senior Vice President of Sales	2006	269,868	(1)	120,522	—	1,188	391,578

Ernest Sampera Senior Vice President of Marketing	2006	189,616		—	67,000	7,791	264,407

Charles Browning Vice President of Operations	2006	202,615		1,102	62,000	8,780	274,497

Ali Marashi Vice President of Engineering and Chief Information Officer	2006	200,000		—	52,000	162	252,162

(1)	Includes $69,861 paid to Mr. Roach in the form of sales commissions.

GRANTS OF PLAN BASED AWARDS TABLE

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Keith Olsen Director, CEO & President	3/2/2006	—	200,000	400,000

George Pollock, Jr. Senior Vice President & CFO	3/2/2006	—	110,000	220,000

William Roach Senior Vice President of Sales	3/2/2006	—	—	—

Ernest Sampera Senior Vice President of Marketing	3/2/2006	—	95,000	190,000

Charles Browning Vice President of Operations	3/2/2006	—	101,500	203,000

Ali Marashi Vice President of Engineering and Chief Information Officer	3/2/2006	—	100,000	200,000

Our Non-Equity Incentive Plan is funded by our achievement of certain revenue and EBITDA goals. Revenue and EBITDA are each weighted 50%. If we reach 100% of both our revenue and EBITDA targets, then the bonus pool is funded at 100% of its budgeted amount. If our achievement, however, is above or below either of the revenue or EBITDA targets then the calculation of the bonus pool is based on a performance grid. For achievement above the targets, the bonus pool can be funded up to 200% of its budgeted amount. If our actual revenue is below 95% of the revenue target or if our actual EBITDA is below 90% of the EBITDA target, then the bonus pool will not be funded. For calendar year 2006, the funded pool was 52% of target.

Option Grants in Last Fiscal Year

There were no option grants to any executive officer during the fiscal year ended December 31, 2006.

Option Exercises and Year-End Option Values

The following table sets forth information for each of the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT

FISCAL YEAR END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Keith Olsen Director, CEO & President	904,058	—	—		3.87	3/31/2014

George Pollock Senior Vice President & CFO	—	—	—		—	—

William Roach Senior Vice President of Sales	—	—	62,589	(1)	0.01	11/17/2013

Ernest Sampera Senior Vice President of Marketing	80,471	—	62,589	(2)	3.87	7/21/2014

Charles Browning Vice President of Operations	—	—	—		—	—

Ali Marashi Vice President of Engineering and Chief Information Officer	—	—	—		—	—

(1)	These unvested options will vest in quarterly installments of 15,651 options, the next of which will be on May 17, 2007 and the last of which will be on November 17, 2007.

(2)	These unvested options will vest in quarterly installments of 8,941 options, the next of which will be on July 21, 2007 and the last of which will be on July 21, 2008.

OPTION EXERCISES TABLE

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Keith Olsen Director, CEO & President	—	—

George Pollock. Senior Vice President & CFO	31,294	468,770

William Roach Senior Vice President of Sales	125,178	1,875,082

Ernest Sampera Senior Vice President of Marketing	—	—

Charles Browning Vice President of Operations	32,861	492,236

Ali Marashi Vice President of Engineering and Chief Information Officer	—	—

Pension Benefits

None of our named executives participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)
Kathleen Earley	32,500	(1)
George Kelly	—
William Luby	—
Arthur Matin	35,000	(2)
Keith Olsen	—
M. Alex White	13,750	(3)

(1)	We paid our directors, other than Messrs. Kelly, Luby and Olsen, an annual fee of $30,000 pro-rated over the period from January 2006 through September 2006, and an annual fee of $40,000 pro-rated over the period from October 2006 through December 2006.

(2)

We paid our directors, other than Messrs. Kelly, Luby and Olsen, an annual fee of $30,000 pro-rated over the period from January 2006 through September 2006, and an annual fee of $40,000 pro-rated over the period from October 2006 through December 2006. In addition, we paid Mr. Matin an additional $2,500 for serving as the chairman of the Audit Committee from January 2006 to September 2006.

(3)	We paid our directors, other than Messrs. Kelly, Luby and Olsen, an annual fee of $30,000 pro-rated over the period from January 2006 through September 2006, and an annual fee of $40,000 pro-rated over the period from October 2006 through December 2006. Mr. White has served on the Board since October 2006. In addition, we paid Mr. White an additional $3,750 for serving as the chairman of the Audit Committee from October 2006 through December 2006.

Director Compensation

From October 1, 2006 until the closing of our initial public offering, we paid a pro-rated annual fee of $40,000 to the following directors: Kathleen Earley, M. Alex White and Arthur Matin. Since the closing of our initial public offering, we pay an annual fee of $40,000 to all of our non-employee directors which includes: Kathleen Earley, Arthur Matin, George Kelly, William Luby and M. Alex White. Additionally, the chairman of Switch & Data’s Audit Committee receives an additional annual fee of $15,000, and the chairpersons of Switch & Data’s Compensation Committee and Corporate Governance and Nominating Committee will each receive an additional annual fee of $10,000. We also reimburse Switch & Data’s non-employee directors for reasonable expenses they incur in attending board or committee meetings. We have in the past granted directors options to purchase shares of the Predecessor’s Series D-2 Preferred Stock. On February 7, 2007, we granted options to purchase 5,000 shares of our common stock to each of our non-employee directors, and these options had an exercise price of $17.00 and immediately vested. Additionally, on February 7, 2007, Ms. Earley, Mr. White and Mr. Matin received an additional grant of 25,000 options, with an exercise price of $17.00 and vesting over a four year period.

Employment Agreements

On February 16, 2004, we entered into an employment agreement with Keith Olsen whereby Mr. Olsen agreed to serve as our President and Chief Executive Officer. The employment agreement had an initial term ending on December 31, 2006 and automatically extends for additional one-year terms unless either party provides written notice of termination at least 60 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for an initial base salary of $350,000 per year subject to periodic review and may be increased, but not decreased, in our discretion. The employment agreement also provides that Mr. Olsen shall be eligible for an annual bonus targeted at $200,000, subject to our achievement of certain performance goals, and that he shall be entitled to receive or participate in our employee benefits plans, policies and arrangements, including fringe benefits, on a basis that is no less favorable than those provided to other senior executives. The employment agreement may be terminated by us with or without cause and by Mr. Olsen with or without good reason. Pursuant to the terms of the employment agreement, a change of control constitutes good reason. If the employment agreement is terminated for good reason by Mr. Olsen or without cause by us, Mr. Olsen will be entitled to receive: (i) his base salary for a period of twelve months after such termination, (ii) the amount of his prior year’s bonus, if any, in twelve equal monthly installments and (iii) as permitted by the applicable benefit plan or policy, a continuation of benefits that were in effect as of the termination of the agreement. The employment agreement further provides that if the employment agreement is terminated for good reason by Mr. Olsen or without cause by us, and if Mr. Olsen is not employed as a corporate officer with comparable compensation as of the first anniversary date of Mr. Olsen’s termination, Mr. Olsen shall be entitled to a special monthly compensation equal to one-twelfth of his base salary, beginning the thirteenth month following termination until the earlier of (i) Mr. Olsen finding comparable employment and (ii) the end of the 24th month following termination of employment. The employment agreement provides that, during his term of employment with us, and for a period of twelve months following any termination of employment with us, Mr. Olsen may not participate, directly or indirectly, in any capacity whatsoever, in any business in those states in which we are presently doing business or intend to do business within twelve months that is directly competitive with that conducted by us or our affiliates, except that Mr. Olsen shall not be prohibited from owning 5% or less of the equity securities of any publicly held competitive operation so long as he does not serve as an employee, officer, director or consultant to such business. In addition, Mr. Olsen may not solicit our employees or customers for a period of twelve months following the expiration or termination of his employment with us. Assuming Mr. Olsen’s employment was terminated without cause by us on December 31, 2006, and Mr. Olsen is employed as a corporate officer with comparable compensation as of the first anniversary date of Mr. Olsen’s termination, we would pay to Mr. Olsen (i) $350,000 over the twelve month period following the termination date, (ii) $141,000 (the amount of his 2005 annual bonus) in twelve equal monthly installments, and (iii) continue his health benefits over the twelve month period following the termination date, at a cost of $11,040. Assuming Mr. Olsen continued to not be employed as a corporate officer with comparable compensation, we would pay Mr. Olsen an additional $350,000 over the twelve month period following the first anniversary date of his termination.

Pursuant to the employment agreement and two incentive stock incentive agreements each dated February 16, 2004, we granted stock options to Mr. Olsen to purchase 126,389 shares of Series D-2 Preferred Stock, at an exercise price of $27.69 per share, pursuant to the 2003 Stock Incentive Plan. As part of our corporate reorganization, outstanding options under the Predecessor’s 2003 Stock Incentive Plan to purchase the Predecessor’s Series D-2 Preferred Stock were replaced by new options under our 2007 Stock Incentive Plan to purchase our common stock. Therefore, at December 31, 2006, after giving effect to the terms of our 2007 Stock Incentive Plan and our corporate reorganization, Mr. Olsen possessed 904,058 vested stock options with an exercise price of $3.87 per share.

The options may be exercised only while Mr. Olsen is an employee and will terminate and cease to be exercisable upon Mr. Olsen’s employment terminating, with exceptions in the event of disability, death or termination not for cause. The options will also terminate if they are not exercised within 10 years from the grant of the options.

On June 14, 2004, we entered into an employment agreement with George Pollock, Jr. whereby Mr. Pollock agreed to serve as our Senior Vice President, Chief Financial Officer and Secretary. The employment agreement has an initial term ending on June 13, 2007 and automatically extends for additional one-year terms unless either party provides written notice of termination at least 45 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for a base salary of $210,000 per year. The employment agreement also provides that Mr. Pollock shall be eligible for an annual bonus targeted at 50% of his base salary, subject to our achievement of certain performance goals. Mr. Pollock is also entitled to participate in our health benefit plan and 401(k) plan. The employment agreement may be terminated by us with or without cause and by Mr. Pollock for good reason at any time. Pursuant to the terms of the employment agreement, a change of control constitutes good reason. If the agreement is terminated for good reason by Mr. Pollock or without cause by us, Mr. Pollock will be entitled to receive his base salary over the twelve month period following the termination date plus the pro rated bonus amount for that calendar year plus medical insurance premiums for a period of twelve months after such termination. Assuming Mr. Pollock’s employment was terminated without cause by us on December 31, 2006, we would pay to Mr. Pollock (i) $210,000 over the twelve month period following the termination date, (ii) his 2006 annual bonus as determined pursuant to the section above titled “Compensation Discussion & Analysis—Compensation Components—Annual Bonus”, and (iii) continue his health benefits over the twelve month period following the termination date, at a cost of $11,040.

We granted stock options to Mr. Pollock, pursuant to an incentive stock option agreement dated June 11, 2001, to purchase 100,000 shares of common stock at an exercise price of $4.90 per share, pursuant to the 2001 Stock Incentive Plan. At the time of our corporate reorganization, Mr. Pollock had not exercised any of his vested stock options that he received pursuant to the 2001 Stock Incentive Plan, and such options were cancelled and are no longer outstanding. In addition, we granted stock options to Mr. Pollock, pursuant to an incentive stock option agreement dated June 11, 2003, to purchase 35,000 shares of Series D-2 Preferred Stock at an exercise price of $0.01 per share, pursuant to the 2003 Stock Incentive Plan. All of these options vested on March 14, 2006. Mr. Pollock has exercised all of the vested stock options that he received pursuant to the 2003 Stock Incentive Plan.

On July 21, 2004, we entered into an employment agreement with Ernest Sampera whereby Mr. Sampera agreed to serve as our Senior Vice President of Marketing. The employment agreement had an initial term ending on July 19, 2006 and automatically extends for additional one-year terms unless either party provides written notice of termination at least 30 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for a base salary of $180,000 per year. The employment agreement also provides that Mr. Sampera shall be eligible for an annual bonus targeted at 50% of his current base salary, subject to our achievement of certain performance goals. Mr. Sampera is also entitled to participate in our employee benefit plans. The employment agreement may be terminated by us with or without cause and by Mr. Sampera for good reason at any time. If the employment agreement is terminated for good reason by Mr. Sampera or without cause by us, Mr. Sampera will be entitled to receive his base salary for a period of twelve months after such termination plus the amount of the prior year’s bonus, if any, and, as permitted by the applicable benefit plan or policy, a continuation of benefits that were in effect as of the termination of the employment agreement. If Mr. Sampera is terminated without cause or for good reason upon a change of control, he shall be entitled to receive payment of his base salary over the twelve month period following the termination date plus his prior year’s bonus (if any) in twelve equal monthly installments, as well a continuation of benefits for twelve months. Assuming Mr. Sampera’s employment was terminated without cause by us on December 31, 2006, we would pay to Mr. Sampera (i) $180,000 over the twelve month period following the termination date, (ii) the amount of his 2005 annual bonus of $75,000 in twelve equal monthly installments, and (iii) continue his health benefits over the twelve month period following the termination date, at a cost of $11,040.

Pursuant to the employment agreement and an incentive stock option agreement dated July 21, 2004, we granted stock options to Mr. Sampera on July 21, 2004 to purchase 20,000 shares of Series D-2 Preferred Stock, at an exercise price of $27.69 per share, pursuant to the 2003 Stock Incentive Plan. As part of our corporate reorganization, outstanding options under the Predecessor’s 2003 Stock Incentive Plan to purchase the Predecessor’s Series D-2 Preferred Stock were replaced by new options under our 2007 Stock Incentive Plan to purchase our common stock. Therefore, at December 31, 2006, after giving effect to the terms of our 2007 Stock Incentive Plan and our corporate reorganization, Mr. Sampera possessed 80,471 vested stock options with an exercise price of $3.87 per share, while an additional 62,589 options remained unvested. The unvested options will vest in quarterly installments of 8,941 options, the next of which will be on July 21, 2007 and the last of which will be on July 21, 2008.

The options may be exercised only while Mr. Sampera is an employee and will terminate and cease to be exercisable upon Mr. Sampera’s employment terminating, with exceptions in the event of disability, death or termination not for cause. The options will also terminate if they are not exercised within 10 years from the grant of the options. To date, Mr. Sampera has not exercised any of his vested stock options that he received.

The employment agreements for Messrs. Pollock and Sampera provide that during their term of employment with us and for a period of twelve months following any termination of employment with us, neither Mr. Pollock nor Mr. Sampera may participate anywhere in the United States, directly or indirectly, in any capacity whatsoever, in any business that is competitive with that conducted by us, except that Messrs. Pollock and Sampera shall not be prohibited from owning 1% or less of the equity securities of any publicly held competitive operation so long as they do not serve as an employee, officer, director or consultant to such business. In addition, Messrs. Pollock and Sampera may not solicit our employees or customers for a period of twelve months following the expiration or termination of their employment with us.

We entered into an employment agreement with William Roach effective as of July 1, 2006. The employment agreement has a stated term ending on December 31, 2007 and shall automatically be extended for a period of one year unless either party gives written notice to the other party on or before December 1 of the preceding year. The employment agreement provides that during the term, Mr. Roach shall be entitled to a base salary of $16,667 per month plus variable compensation based upon management objectives and invoiced revenues. The employment agreement also provides that Mr. Roach shall not be entitled to a bonus unless he is specifically included by the Board in a particular bonus program. Mr. Roach is also entitled to participate in our employee benefit plans as may be in effect from time to time for other similarly situated employees, including vacations and sick leave. The employment agreement may be terminated by us with or without cause and by Mr. Roach for good reason at any time during the term of the agreement. If the employment agreement is terminated for good reason by Mr. Roach or without cause by us, Mr. Roach shall be entitled to receive his base salary for a period of six months after such termination. Assuming Mr. Roach’s employment was terminated without cause by us on December 31, 2006, we would pay $100,000 to Mr. Roach over the six month period following the termination date.

Pursuant to an incentive stock option agreement dated November 17, 2003, we granted stock options to Mr. Roach to purchase 35,000 shares of Series D-2 Preferred Stock, at an exercise price of $0.01 per share, pursuant to the 2003 Stock Incentive Plan. As part of our corporate reorganization, outstanding options under the Predecessor’s 2003 Stock Incentive Plan to purchase the Predecessor’s Series D-2 Preferred Stock were replaced by new options under our 2007 Stock Incentive Plan to purchase our common stock. Therefore, at December 31, 2006, after giving effect to the terms of our 2007 Stock Incentive Plan and our corporate reorganization, Mr. Roach possessed 62,589 unvested options, at an exercise price of $0.01 per share, which will vest in quarterly installments of approximately 15,651 options, the next of which will be on May 17, 2007 and the last of which will be on November 17, 2007.

The options may be exercised only while Mr. Roach is an employee and will terminate and cease to be exercisable upon Mr. Roach’s employment terminating, with exceptions in the event of disability, death or termination not for cause. The options will also terminate if they are not exercised within 10 years from the grant of the options.

On August 8, 2005, we extended, and Ali Marashi accepted, an offer of employment whereby Mr. Marashi agreed to serve as Switch & Data’s Vice President, Engineering/CIO. Pursuant to the terms of the offer, Mr. Marashi is entitled to a base salary of $200,000 per year, payable bi-weekly, and is eligible for an annual bonus targeted at 50% of his annual base salary. Mr. Marashi is also entitled to participate in our health benefit plan and 401(k) plan. The employment offer letter is silent as to the term of the arrangement and the circumstances under which employment may be terminated.

In addition, in the offer letter to Mr. Marashi dated August 8, 2005, we agreed to grant, at an unspecified future date, 10,500 options to Mr. Marashi at an exercise price equal to the fair market value on the date of the grant. As of December 31, 2006, we had not granted these options to Mr. Marashi.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Switch & Data Facilities Company, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Switch & Data Facilities Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Compensation Committee

Arthur Matin (Chairman)

William Luby

George Kelly

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

STOCKHOLDER PROPOSALS

Stockholders interested in presenting a proposal for consideration at Switch & Data’s Annual Meeting of Stockholders in 2008 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and Switch & Data’s by-laws, as amended. To be eligible for inclusion, stockholder proposals must be received by Switch & Data’s Secretary no earlier than November 13, 2007 and no later than January 12, 2008. The Board will review any proposal from eligible stockholders that it receives by that date and will determine whether any such proposal will be included in Switch & Data’s proxy materials for 2008.

In addition, the proxy solicited by the Board for the annual meeting of stockholders in 2008 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 27, 2008.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

The material referred to in this proxy statement under the captions “Proposal on Which You May Vote—Information About the Board of Directors and Committees—Audit Committee,” “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to stockholders who share an address, unless we have received contrary instructions by one or more of the stockholders. We will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any stockholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that stockholder. Written requests should be mailed to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607. Oral requests may be made by calling Switch & Data Investor Relations toll free at 866-797-2633 or 813-207-7000. Any stockholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of Switch & Data’s proxy statement and Annual Report in the future and stockholders sharing an address and receiving multiple copies of Switch & Data’s proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify us in writing at the foregoing address or by calling the foregoing telephone number.

ANNUAL MEETING OF STOCKHOLDERS OF

SWITCH & DATA FACILITIES COMPANY, INC.

JUNE 19, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and

follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ê

■     20230000000000001000    9                                                                                      061907

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Class I Directors:						FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O William Luby O Kathleen Earley		2.	Ratify the appointment of PricewaterhouseCoopers LLP as Switch & Data Facilities Company, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2007.	☐	☐	☐
				3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

The shares of Switch & Data Facilities Company, Inc.’s common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of PricewaterhouseCoopers LLP to serve as Switch & Data Facilities Company Inc.’s independent registered public accountants for the fiscal year ending December 31, 2007, and as the proxyholders deem advisable on such other matters as may properly come before the meeting.
INSTRUCTION: To withhold authority to vote far any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐		Mark box at right if you will attend the Annual Meeting. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ANNUAL MEETING OF STOCKHOLDERS OF

SWITCH & DATA FACILITIES COMPANY, INC.

JUNE 19, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

■     20230000000000001000    9                                                                                      061907

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 1 THROUGH 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Class I Directors:						FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O William Luby O Kathleen Earley		2.	Ratify the appointment of PricewaterhouseCoopers LLP as Switch & Data Facilities Company, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2007.	☐	☐	☐
				3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

The shares of Switch & Data Facilities Company, Inc.’s common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of PricewaterhouseCoopers LLP to serve as Switch & Data Facilities Company Inc.’s independent registered public accountants for the fiscal year ending December 31, 2007, and as the proxyholders deem advisable on such other matters as may properly come before the meeting.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐		Mark box at right if you will attend the Annual Meeting. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

☐                        ■

SWITCH & DATA FACILITIES COMPANY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 19, 2007

The undersigned hereby appoints CLAYTON MYNARD and GEORGE POLLOCK, JR., or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Switch & Data Facilities Company, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Switch & Data Facilities Company, Inc., to be held at the Tampa Marriott Westshore, 1001 North Westshore Boulevard, Tampa, Florida 33607, on June 19, 2007, at 11:30 a.m. Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.

(Continued and to be signed on the reverse side)

■	14475 ■